Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated and made effective as of May 24, 2013, is entered into by and between Nabron International, Inc., a Bahamas company (“Seller”), and TILE SHOP HOLDINGS, INC., a corporation incorporated and existing under the laws of Delaware (“Company”).

WITNESSETH

WHEREAS Seller is the registered holder of 14,832,282 shares of Company Common Stock, par value $0.0001 per share (“the Common Stock”), and

WHEREAS Seller desires to sell to Company, and Company desires to purchase from Seller, certain shares of the Common Stock under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and provisions contained herein, the parties hereto hereby agree as follows:

1.             Sale of Shares.   Seller hereby agrees to sell, assign, transfer and convey to Company at the Closing all of its rights, title and interest in and to such number of shares of Common Stock (the “Shares”) as is determined by dividing Forty-Six Million Dollars (USD $46,000,000) (the “Purchase Price”) by the per share proceeds to the selling stockholders (public offering price minus underwriters’ discount) in the proposed secondary public offering to be conducted pursuant to a Registration Statement on Form S-1 expected to be initially filed by Company on or about May 24, 2013 (the “Secondary Offering”), in which Secondary Offering Seller intends to participate as a selling stockholder. Company hereby agrees to purchase at the Closing the Shares from Seller, in consideration of the Purchase Price. This sale and purchase of the Shares shall be subject to the terms and conditions, and will be made in reliance upon the representations and warranties, set forth in this Agreement.

2.             Payment of Purchase Price.   In consideration for the transfer of the Shares from Seller to Company pursuant to Section 1, Company shall pay the Purchase Price to Seller at the Closing (as defined in Section 5 below) by electronic funds transfer to a bank account designated by Seller prior to the Closing.

3.             Seller’s Representations and Warranties.   Seller represents and warrants to Company as follows:

(a)        Seller is the registered holder of the Shares;

(b)        the Shares are free of any and all liens, pledges, mortgages, charges, security interests and encumbrances of any kind, other than encumbrances imposed by any lock-up agreement entered into by Seller in connection with the Secondary Offering;

(c)        Seller has full power, right and authority to enter into and perform its obligations hereunder, and upon Seller’s execution and delivery of this Agreement, this Agreement will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof;

(d)        Seller has had access to all information regarding Company and its present and prospective business, assets, liabilities and financial condition that Seller reasonably considers important in making the decision to sell the Shares, and, to the extent that such information has not been publicly disclosed, agrees to maintain the confidentiality of such information and not to engage in market transactions in the Company’s securities on the basis of such information; provided, however that the foregoing shall not prohibit the sale of Common Stock by the Seller in the Secondary Offering; and

(e)        Seller is a sophisticated entity or individual familiar with transactions similar to those contemplated by this Agreement, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such transactions, has evaluated the merits and risks of selling the Shares on the terms set forth in this Agreement, and is willing to bear such risks.

4.             Company’s Representations and Warranties.   Company represents and warrants to Seller as follows:

(a)        Company’s board of directors has (i) determined that this Agreement and the consummation of the transaction contemplated by this Agreement are fair and in the best interests of Company’s stockholders and (ii) approved the execution and delivery of this Agreement and the transaction contemplated hereby; and

(b)        Company has full power, right and authority to enter into and perform its obligations hereunder, and upon Company’s execution and delivery of this Agreement, this Agreement will constitute the legal, valid, and binding obligations of Company, enforceable against Company in accordance with the terms hereof.

5.             Closing.   The closing of the transaction under Sections 1 and 2 hereunder (the “Closing”) shall take place on the fifth (5th) business day following the closing of the Secondary Offering, at Fredrikson & Byron, P.A., 200 South 6th Street, Suite 4000, Minneapolis, Minnesota 55402.

6.             Closing Deliveries.   At the Closing, (a) Company shall pay the Purchase Price to Seller by wire transfer in immediately available funds in United States Dollars (all wire transfer fees to be borne by Company), and (b) Seller shall deliver, or caused to be delivered, to Company the original certificate(s) representing the Shares.

7.             Indemnification.   After the Closing, Seller, on the one hand, and Company, on the other hand (each, an “Indemnitor”), shall indemnify and hold harmless the other party hereto and its respective directors, officers, and employees (collectively, the “Indemnitees”) from and against all causes of action, claims, losses, liabilities, costs and expenses (including interest, penalties and reasonable legal fees, but excluding any lost profits, indirect, consequential, special or punitive damages) (“Losses”) suffered or incurred by the Indemnitees based upon, arising out of, or in connection with, any breach of any representation and warranties or covenants of the Indemnitor under this Agreement. Each party’s right of indemnification under this Section 7 shall be the sole remedy that may be sought by the Indemnitee to the Indemnitor, and all other remedies available under law, equity or otherwise shall be excluded. If any claim is asserted or action or proceeding commenced or threatened by a third party against an Indemnitee that would reasonably be expected to give rise to a claim for indemnification by such Indemnitee against the Indemnitor pursuant to this Section 7 (each, a “Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such asserted, commenced or threatened Third Party Claim (with reasonable specificity of the nature of the claim), the amount of the claim (to the extent then known), and the basis for indemnification hereunder; provided that the failure to provide such notice as provided herein will not relieve the Indemnitor of its obligations hereunder except to the extent such failure actually prejudices in any significant respect the Indemnitor hereunder. The Indemnitor shall be entitled to participate in the defense of such Third Party Claim giving rise to such claim for indemnification at the Indemnitor’s sole cost and expense. The party controlling the defense of a Third Party Claim (the “Controlling Party”) will not consent to the entry of any judgment, or enter into any settlement, compromise, discharge or plea of no contest, with respect to such Third Party Claim, without the prior written consent of the other Party (the “Non-Controlling Party”), which consent shall not unreasonably be withheld or delayed, and the Non-Controlling Party shall not be liable under this Section 7 for any Losses resulting from the Controlling Party consenting to the entry of any judgment, or entering into any settlement, compromise, discharge, or plea of no contest, with respect to such Third Party Claim, without such consent.

8.             Further Assurances.   Each party hereto shall take such additional actions that the other party hereto reasonably requests to effectuate, record, evidence or perfect the transfer of the Shares from Seller to Company pursuant to this Agreement or to otherwise effectuate or consummate the transaction contemplated hereby.

9.             Entire Agreement.   This Agreement and all instruments and agreements executed in connection herewith constitute the entire agreement of the parties hereto with respect to the subject matter hereof.

10.           Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)        This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of laws principles. Any legal action by or against Seller or Company relating to this Agreement shall be instituted and determined exclusively in the federal courts located in the State of Minnesota, to the jurisdiction of which each party hereby expressly and unconditionally and irrevocably agrees to submit. Each of the parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named court for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)        EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.

11.           Waiver.   No waiver of a right under this Agreement shall constitute a waiver of any other rights of the same or other provisions of this Agreement.

12.           Survival.   All representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby for twelve months after the Closing.

13.           Counterparts.   This Agreement may be executed in separate counterparts, each of which, when so executed, is deemed to be an original and both of which, when taken together, constitute but one and the same agreement.

14.           Termination.   If the Secondary Offering does not close by June 15, 2013, then the Closing will not occur and this Agreement will terminate and be of no further force or effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SELLER:

NABRON INTERNATIONAL, INC.

By:	/s/ Raymond Long Sing Tang
/s/ Louise Mary Garbarino
Name:	Raymond Long Sing Tang
Louise Mary Garbarino
Title:	Authorized Signatures

COMPANY:

TILE SHOP HOLDINGS, INC.

By:	/s/ Timothy C. Clayton
Name:	Timothy C. Clayton
Title:	Chief Financial Officer